Mr. Allan D. Ivie, IV
June 4, 2010
Page

RELIANCE BANCSHARES, INC.
10401 Clayton Road
Frontenac, Missouri  63131

June 4, 2010

Mr. Allan D. Ivie, IV

Re:           Your Employment by Reliance Bancshares, Inc. and Reliance Bank

Dear Allan:

The purpose of this letter is to set forth the terms and conditions of your employment by Reliance Bancshares, Inc. (“Reliance”) and Reliance Bank, which is a wholly-owned subsidiary of Reliance (the “Bank”).  We look forward to your joining the Reliance organization.

1.
Position.  You will serve as President and Chief Executive Officer of Reliance and Chairman and Chief Executive Officer of the Bank.  In these positions, you will report to the Board of Directors of Reliance or the Bank, as the case may be.  You will also be appointed or elected and will serve as a director of Reliance and of the Bank.  You also agree to serve as an officer and/or director of any other subsidiary or affiliate of Reliance, including Reliance Bank, FSB, without additional compensation.  So long as you remain an employee of Reliance and the Bank, your entire working time, energy, skills and best efforts shall be devoted to the performance of your duties hereunder in a manner which will faithfully and diligently further the banking interests of Reliance and the Bank.

2.
Employment Term.  The term of your employment will commence on or about June 14, 2010, subject to the terms and timing of your resignation from your present employment, and shall continue for an initial term ending January 3, 2013.  Beginning February 1, 2012, the term shall be extended for one additional month on the first day of each calendar month, unless either party gives written notice of its desire and intent not to further extend the term, provided, however, that Reliance or you may terminate this agreement, without Cause or Good Reason at the end of the initial term by giving written notice of termination at least 60 days prior to January 3, 2013.

3.
Base Salary.  Your base salary for 2010 and 2011 will be $425,000.00 per year and effective January 1, 2012 through the end of the contract period will be $446,000.00 per year and will be prorated accordingly.  Your base salary will be payable in monthly or more frequent installments in accordance with Reliance’s usual payroll practices for senior executive officers, less such amounts as are required to be withheld by law.

4.
Bonuses.  You will not be eligible for annual or special bonuses until Reliance is no longer subject to regulations of the U.S. Treasury Department that prohibit or limit such payments because Reliance has received financial assistance under the Troubled Asset Relief Program (“TARP Regulations”) or those regulations are replaced or modified to permit bonuses.  In such event, you will be eligible for bonuses as may be awarded you by Reliance’s Compensation Committee and its Board of Directors.

5.
Restricted Stock. You will be awarded shares of Class A Common Stock, $0.25 par value, of Reliance under its 2010 Restricted Stock Plan in the amounts shown below on the dates indicated, provided they are within the allowable maximum award levels permitted by TARP Regulations.  All awards will be subject to a two-year cliff vesting period and subject to minimum holding periods as required by TARP Regulations.  In the event of a Change in Control, (as defined in Exhibit A attached) all shares awarded will be immediately vested as permitted by TARP Regulations. You will be permitted to sell shares of restricted stock to pay income tax after the risk of forfeiture lapses on annual awards of restricted shares, as permitted by TARP Regulations and subject to federal and state securities laws.

Dates of Award
July 1, 2010 - The lesser of 40,000 shares or the maximum number allowed by TARP Regulations;
January 1, 2011 - The lesser of 75,000 shares or the maximum number allowed by TARP Regulations;
January 1, 2012 - The lesser of 65,000 shares or the maximum number allowed by TARP Regulations.

Under current TARP Regulations the cash equivalent value may not exceed 50% of your annual salary at the time of award.  The price of the Reliance Class A Common Stock shall be calculated for all purposes hereunder as the fair market value of such stock on the date of award.

6.
Fringe Benefits.  You will be entitled to the same fringe benefits provided other senior executive officers, including without limitation life insurance, health insurance for you and your eligible family members, disability insurance and participation in the Reliance Bank 401(k) plan and the Employee Stock Purchase Plan.

7.
Other Benefits.  Your club dues at the Racquet Club and the St. Louis Club will be paid by Reliance or the Bank as well as the expense of a Blackberry or Iphone. Expenses incurred for mileage, business travel and client entertainment will also be reimbursed to you.

8.	Vacations. You will be entitled to four weeks paid vacation a year, beginning in 2011 and two weeks for the remainder of 2010.

9.
Change in Control.  In the event that TARP Regulations no longer apply to Reliance or TARP Regulations are modified or changed, Reliance will undertake to discuss with you a post-employment non-compete agreement and a reasonable severance agreement in the event of a Change in Control (as defined in Exhibit A attached).

10.
Termination of Employment.  Reliance may terminate your employment for Cause (as defined in Exhibit A attached) at any time upon giving you at least 30 days prior written notice, and you may terminate your employment for Good Reason (as defined in Exhibit A) at any time upon giving Reliance at least thirty (30) days prior written notice.  In the event that your employment is terminated for Cause or Good Reason, you will be entitled to continued compensation through the end of the notice period, after which your compensation and fringe benefits will cease.  In the event that your employment is terminated by reason of your death or a Long-Term Disability (as defined in Exhibit A attached), your compensation and fringe benefits (other than the right to receive life insurance or disability insurance proceeds, if any) will cease upon the occurrence of such event.

11.
Noncompete and Confidential Information.  During the term of your employment with Reliance and the Bank, and for a period of one year following termination of your employment by you without Good Reason (as defined in Exhibit A) or by Reliance for Cause, you will not directly or indirectly compete with the commercial bank business of Reliance or the Bank and its successors or assigns.  This prohibition is for a 50 mile radius from the headquarters of Reliance in St. Louis County, Missouri.  In addition, you agree for said period not to directly or indirectly contact, solicit or promote any bank-related service to any customer, person or company doing business with Reliance or the Bank and you will not solicit, induce or attempt to induce any of their officers or employees to terminate his or her employment with either of them (unless it is in the course of your duties as a director or officer of Reliance or the Bank).  Finally, you agree that your access to trade secrets, customers lists, confidential customer information, including loans, and access to computer data and information will remain confidential and you will not use such information on your own behalf or for your own benefit or disclose the same to any third party during your employment or at any time thereafter.

12.
D&O Liability Insurance Policy; Indemnification.  During the terms of your employment and for five (5) years thereafter, Reliance shall maintain a director and officer liability insurance policy with coverages equal or superior to those provided in the policy attached hereto as Exhibit B.  You also shall be entitled during and after your employment to indemnification and advancement of expenses from Reliance for defense of acts taken or omitted in your capacity as a director or officer of Reliance, the Bank, or any subsidiary in amount and scope no less than that currently provided to directors of Reliance, the Bank, or any subsidiary pursuant to the current Bylaws of Reliance, which are attached hereto as Exhibit C.

13.
General Provisions.  Our contractual arrangements concerning your employment shall be construed in accordance with the laws of the State of Missouri.  All notices shall be in writing.  Any changes to the arrangements set forth herein must be in writing and signed by you, and Reliance in order to be effective.  This is the entire agreement between the parties concerning the subject matter hereof.

If the foregoing arrangements are satisfactory to you, please execute two originals of this letter and return them to me for my signature.

RELIANCE BANCSHARES, INC.

By           /S/ Jerry S. Von Rohr
                Jerry S. Von Rohr
                Chairman of the Board and CEO

/S/ Allan D. Ivie, IV
               ALLAN D. IVIE, IV

1.

Exhibit A
Definitions

This comprises Exhibit A to a letter agreement concerning the employment of Allan D. Ivie, IV by Reliance Bancshares, Inc and Reliance Bank.

As used in the letter agreement to which this Exhibit A is attached, the following definitions shall apply.

Definition of “Cause”

The term “Cause” with respect to the employee shall mean:  (i) the employee has acted with personal dishonesty in connection with the performance of his duties as an employee of Reliance or the Bank or has breached his fiduciary duty to Reliance or the Bank; or (ii) the employee has willfully violated any law, rule, or regulation (other than routine traffic violations or similar offenses), which is materially damaging or detrimental to Reliance or the Bank; or (iii) the employee is convicted, or enters a plea of guilty or no contest to, a felony or to any other crime involving moral turpitude or engages in actions which subject him to discipline by banking industry regulators; or (iv) the employee is found to have illegal substances in his system or is impaired by alcohol while engaged in the performance of work for Reliance or the Bank; or (v) employee uses alcohol or illegal substances to an extent that it interferes with the performance of employee’s duties hereunder; or (vi) employee fails to materially carry out directives of the Board of Directors of Reliance or the Bank, engages in willful misconduct or is in material breach of the employment agreement, which breach is not cured within 30 days of written notice of such breach to employee.  For purposes of defining Cause, no act, or failure to act, on an employee’s part shall be considered “willful” unless done, or omitted to be done, by the employee not in good faith and without reasonable belief that the act or omission was in the best interests of Reliance or the Bank.

Definition of “Change in Control”

(a) A “Change in Control” shall be deemed to have occurred if:  (i) any person (other than Reliance, or any entity owned directly or indirectly by the shareholders of Reliance in substantially the same proportions as their ownership of voting securities of Reliance), becomes the beneficial owner, directly or indirectly, of securities of Reliance representing 50 percent or more of the combined voting power of Reliance’s then outstanding voting securities; or (ii) if Reliance then has a classified Board of Directors, during any period of 24 consecutive months (or the time period between any three annual meetings of the shareholders where directors are elected, if longer), individuals who at the beginning of such period constitute the Board of Directors of Reliance, plus any new director (other than a director designated by a person who has entered into an agreement with Reliance to effect a transaction described in clause (i), (iv), or (v) of this subsection) whose appointment by the Board of Directors or whose nomination for election by Reliance’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors of Reliance or; (iii) if Reliance does not then have a classified Board of Directors, during any period of 12 consecutive months (or the time period between any two annual meetings of the shareholders where directors are elected, if longer), individuals who at the beginning of such period constitute the Board of Directors of Reliance, plus any new director (other than a director designated by a person who has entered into an agreement with Reliance to effect a transaction described in clause (i), (iv), or (v) of this subsection) whose appointment by the Board of Directors or whose nomination for election by Reliance’s shareholders was approved by a vote of at least a majority of the directors still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors of Reliance; or (iv) Reliance consummates a merger or consolidation of Reliance with any other entity, other than (a) a merger or consolidation which would result in the voting securities of Reliance outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50 percent of the combined voting power of the voting securities of Reliance or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of Reliance or similar transaction in which no person acquires more than 50 percent of the combined voting power of Reliance’s then outstanding voting securities; or (v) the shareholders of Reliance approve a plan of complete liquidation of Reliance or an agreement for the sale or disposition by Reliance of all or substantially all of Reliance’s assets.

Notwithstanding the foregoing, a Change in Control of Reliance shall not include any of the following:

(i)           A public stock offering; or

(ii)           A sale of an equity interest in Reliance to a group of investors which includes material direct or indirect ownership by members of management of Reliance at the time of such purchase; or

(iii)           Any acquisition of an equity interest in Reliance by an employee benefit plan sponsored or maintained by Reliance.

Definition of Good Reason

An employee shall be deemed to have “Good Reason” to terminate his employment with Reliance in the event that:  (i) the employee’s base salary is reduced by more than 10 percent, unless the employee consents in writing to such change; or (ii) the employee’s participation in bonus or benefits plans maintained by Reliance is materially reduced, other than due to modification or elimination of such bonus or benefit plans as to senior executive employees generally; or (iii) without the employee’s consent, the employee is required to relocate his primary place of business to a location that is greater than 25 miles from Reliance’s principal executive offices, or greater than 25 miles from the employee’s regular place of employment by Reliance immediately prior to the change, if other than Reliance’s principal executive offices; or (iv) without the employee’s consent, there occurs a material diminution in the employee’s overall duties, responsibilities, title, and status with Reliance; or (v) Reliance is in material breach of this employment agreement, which breach is not cured within 30 days of written notice to Reliance; or (vi) Reliance or the Bank borrow additional money under TARP; or (vi) employment is terminated by either party at the end of a term as provided herein.

Definition of Long-Term Disability

An employee shall be deemed to have commenced a “Long-Term Disability” if (i) the employee cannot perform the essential functions of his employment position, with or without a reasonable accommodation for his disability, or (ii) the employee cannot perform the essential functions of his employment position without an accommodation that would be an undue hardship for Reliance to provide, in either case by reason of physical or mental impairment, which condition continues for a period of at least six months.  The foregoing definition of Long-Term Disability is not intended to and shall not affect the definition of “Disability” or any similar or related term in any insurance policy Reliance may provide.

Exhibit A – Page

Exhibit B

D&O Liability Insurance Policy

Exhibit B – Page

Exhibit C

Reliance Bylaws

RELIANCE BANCSHARES, INC
10401 Clayton Road
Frontenac, Missouri 63131
June 4, 2010

Mr. Allan D. Ivie, IV

Re:  Addendum to Your Employment Agreement

Dear Allan:

This addendum is made a part of your Employment Agreement with Reliance Bancshares, Inc. executed this date and it supplements the same as provided by paragraph 13 thereof.

You have provided Reliance with a copy of your Confidentiality, Non-compete and Non-solicit Agreement with your current employer (the “Non-compete agreement”) and you have advised that you plan to attempt to negotiate a full or partial waiver of its provisions.  You have asked Reliance to sign the Employment Agreement before you give notice of your resignation to your present employer and attempt to resolve the Non-compete agreement.

As an inducement to Reliance to sign the Employment Agreement at this time, you further agree to make an immediate good faith attempt to obtain a waiver or limitation of the Non-compete agreement.  If, however, the results of your good faith efforts will not permit you to fully perform your duties with Reliance and Reliance Bank, or if an injunction is issued against you, Reliance or Reliance Bank, then Reliance may cancel and terminate the Employment Agreement without further obligation or liability thereunder by giving you written notice of its cancelation of the same.

The parties further agree that there will be no announcement or disclosure of either of these agreements until you to resolve the Non-compete agreement and the parties hereto agree to announce the new arrangement.

If this addendum to your Employment Agreement is satisfactory, please sign and return a copy of this letter.

                         RELIANCE BANCSHARES, INC

                                                                                                By    /S/ Jerry S. Von Rohr
                                                                                                      Jerry S. Von Rohr
                                                                                                      Chairman of the Board and CEO

                                                                                                        /S/ Allan D. Ivie, IV
                      Allan D. Ivie, IV